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Exhibit 10.14

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH IT IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS AND THEY MAY NOT BE OFFERED FOR SALE OR SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS WRITTEN EVIDENCE REASONABLY SATISFACTORY TO EXCELERATE TECHNOLOGIES, LLC IS SUPPLIED TO EXCELERATE TECHNOLOGIES, LLC TO THE EFFECT THAT THE PROPOSED OFFER, SALE, ASSIGNMENT OR OTHER TRANSFER MAY BE EFFECTED WITHOUT SUCH REGISTRATION.

EXCELERATE TECHNOLOGIES HOLDINGS, LLC
CONVERTIBLE PROMISSORY NOTE

$500,000.00	May 3, 2002

        FOR VALUE RECEIVED, the undersigned, excelerate technologies Holdings, LLC, a Delaware limited liability company (the "Company"), promises to pay, subject to the terms and conditions contained herein, to the order of AUGUST TECHNOLOGY CORPORATION with an address at 4900 West 78th Street, Bloomington, Minnesota 55435 (hereinafter referred to as the "Holder"), the principal sum of Five Hundred Thousand Dollars ($500,000) (hereinafter called the "Principal"), plus interest thereon at the rate set forth below, on the Maturity Date.

        The following is a statement of the rights of the Holder and the conditions to which this Note is subject, to which the Holder hereof, by the acceptance of this Note, agrees:

        1.    Definitions.    As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

          1.1  "Delayed Conversion" shall mean the automatic conversion of this Note as of the Maturity Date pursuant to Section 3.2, if a conversion pursuant to Section 3.1 has not occurred prior to that date.

          1.2  "Delayed Conversion Price" shall mean $4 million dollars divided by the number of shares of the Company outstanding on a fully diluted basis (which shall mean all outstanding shares of the Company, all outstanding employee incentive shares of excelerate technologies Incentive Plan, LLC, and all then outstanding rights or securities, if any, exercisable for or convertible into shares of the Company, but excluding this Note), immediately prior to a Delayed Conversion. By way of example, assume that immediately prior to the Delayed Conversion, there are the same 11,913,750 shares and options of the Company outstanding on a fully diluted basis as are outstanding on the date of this Note. The Delayed Conversion Price would then be equal to $0.33575 per share. Assuming that the total principal and interest outstanding under this Note as of such date were $520,000, then this Note would convert into 1,548,771 Series A Preferred Shares.

          1.3  "Maturity Date" shall mean the November 2, 2002, which is the date which is six months after the date of this Note.

          1.4  "Note" shall mean this Convertible Promissory Note in the original principal amount of $500,000.00.

          1.5  "Noteholder," "Holder," or similar terms, when the context refers to a holder of this Note, shall mean any person who shall at the time be the holder of this Note.

          1.6  "Price Per Share" shall mean the price per share at which preferred shares of the Company are sold in a Qualifying Preferred Share Financing. In the event that not all shares are sold at the same price in such financing, then the Price Per Share shall be the weighted average price of the first shares sold with proceeds aggregating $3 million.

          1.7  "Qualifying Preferred Share Financing" shall mean the sale by the Company on or after the date hereof of shares of a series of preferred shares of the Company in one or more closings with aggregate proceeds of at least $3 million.

          1.8  "Underlying Securities" shall mean the shares of a series of preferred shares of the Company into which the outstanding principal of, and accrued but unpaid interest on, this Note will be convertible pursuant to Section 3 hereof.

        2.    Terms of Note.

          2.1  Subject to Section 3 hereof, the Company shall pay to the Holder on the Maturity Date the indebtedness (i.e., the Principal and all accrued but unpaid interest thereon) evidenced hereby.

          2.2  This Note shall bear interest on the outstanding Principal until paid in full at the rate of eight percent (8%) per annum, simple interest, or the maximum amount permissible by law, whichever is less. Interest shall accrue until the earlier of the repayment of the outstanding Principal with all accrued interest in accordance with this Note or the conversion of this Note pursuant to Section 3 hereof. Upon conversion of this Note pursuant to Section 3 hereof, all accrued but unpaid interest shall be converted into Underlying Securities as provided in Section 3 hereof. Interest will be computed on the basis of a year of 365 days for the number of days actually elapsed.

          2.3  This Note may not be prepaid by the Company without the prior written consent of the Holder hereof; provided, however, that the Company may prepay this Note without the Holder's prior written consent at any time during the two calendar weeks immediately preceding the Maturity Date.

          2.4  If any one or more of the following events (hereinafter called "Events of Default") shall occur after the date hereof:

            (a)  the Company shall (A) make an assignment, or establish a trust, for the benefit of creditors, (B) petition or apply for the appointment of a liquidator, receiver or the like, (C) commence, acquiesce in, or consent to any proceeding relating to it under any bankruptcy, insolvency or similar law, or (D) admit in writing its inability to pay its debts as they mature; or

            (b)  an order for relief shall be entered in any bankruptcy proceeding relating to the Company or an order shall be entered (A) appointing a liquidator or receiver for the Company or a substantial part of any of its properties or (B) adjudicating it bankrupt or insolvent and such order is not lifted within thirty days;

  then at the Holder's option the entire unpaid Principal and all accrued and unpaid interest hereunder shall become immediately due and payable in cash, without presentment, demand, protest or notice. Such acceleration of amounts due under this Note shall not affect any other rights which the Holder may have at law, in equity or otherwise. All rights and remedies hereunder shall be cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

        3.    Conversion.

          3.1    Qualifying Preferred Share Financing.    Effective upon the closing of a Qualifying Preferred Share Financing, this Note will be cancelled and the outstanding Principal of, and accrued but unpaid interest on, this note will be converted, automatically and without any action on the part of the Company or the Holder, into shares of the preferred shares of the Company sold in the Qualifying Preferred Share Financing; provided, that Holder's receipt of such shares (but not the cancellation of this Note) will be subject to the Holder's execution and delivery to the Company of such documents, including the Company's limited liability company agreement, as shall be executed generally by the purchasers in the Qualifying Preferred Share Financing. The Holder of this Note, upon such conversion, will receive such number of Underlying Securities as the outstanding Principal of, and accrued but unpaid interest on, this Note could purchase at the Price Per Share. Upon such conversion, the Holder shall receive the same rights, including dividend, voting, registration, preemptive, tag-along and liquidation rights, if any, as those granted to the purchasers of shares in the Qualifying Preferred Share Financing.

          3.2    Delayed Conversion.    In the event the Qualifying Preferred Share Financing has not occurred prior to the Maturity Date or this Note, including the outstanding Principal and all accrued interest thereon, has not been paid in full by or on such date, then effective at the close of business on that date this Note will be cancelled and the outstanding Principal of, and accrued but unpaid interest on, this Note will be converted, automatically and without any action on the part of the Company or the Holder, into Series A Preferred Shares of the Company; provided, that Holder's receipt of such shares (but not the cancellation of this Note) will be subject to the Holder's execution and delivery to the Company of the Company's limited liability company agreement. The Holder of this Note, upon such conversion, will receive such number of Underlying Securities as the outstanding Principal of, and accrued but unpaid interest on, this Note could purchase at the Delayed Conversion Price. Series A Preferred shares issued pursuant to a Delayed Conversion shall have substantially the rights, preferences and privileges as those attached hereto as Exhibit A.

          3.3    Return of Note.    Upon any conversion pursuant to this Section 3, the Holder agrees to return this Note to the Company for cancellation. Notwithstanding any failure of the Holder to so return this Note or any failure of Company to request the same, this Note shall be automatically cancelled effective upon such conversion, without any action of the parties.

        4.    Miscellaneous.

          4.1  The Company hereby waives presentment, demand, protest, and notice of every kind; and the Company assents to any extension or postponement of time and any other indulgence.

          4.2  Delay or omission by the Holder to exercise any right or power or failure by the Holder to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce strict compliance by the Company with all of the covenants and agreements herein. Delay, omission or waiver on any one occasion shall not be deemed a bar to or waiver of the same or any other right on any future occasion.

          4.3  This Note shall be binding upon the Company and its legal representatives, successors and assigns, and shall inure to the benefit of the Holder and its legal representatives, successors and assigns.

          4.4  No modification or waiver of any provision of this Note, and no consent of the Holder to any departure therefrom by the Company, shall be effective unless such modification, waiver or consent shall be in a writing signed both by the Holder and the Company.

          4.5  The Holder acknowledges that the Holder is an "accredited investor" within the meaning of that term as defined in Rule 501(a) of Regulation D of the Securities Act. The Holder acknowledges that the Holder has had an opportunity to discuss the business, affairs and current prospects of the Company with representatives of the Company. The Holder further acknowledges having had access to information about the Company that the Holder has requested. The Holder understands that the Company has a limited operating history and losses are to be expected. The Holder acknowledges that the Holder is able to fend for itself in deciding to make an investment in the Company and has the ability to bear the economic risks of its investment in this Note and the Underlying Securities.

          4.6  The Holder represents and warrants that this Note is being acquired, and the Underlying Securities will be acquired, for the Holder's own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

          4.7  The Holder understands that this Note and the Underlying Securities will not be registered under the Securities Act, on the ground that the issuances thereof are exempt from registration under of the Securities Act, and that the reliance of the Company on such exemptions is predicated in part on the Holder's representations set forth in this Note. The Holder understands that this Note and the Underlying Securities are restricted securities within the meaning of Rule 144 under the Securities Act and that this Note and the Underlying Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

          4.8  This Note is not transferable by the Holder hereof except with the prior written consent of the Company.

          4.9  This Note shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to the doctrine of conflicts of laws.

          4.10 The Holder, by executing and delivering to the Company the enclosed copy of this Note, which execution and delivery shall be a condition of the Company's obligations hereunder, hereby agrees to the agreements and covenants of the Holder contained herein and any subsequent holder of this Note will take this note subject to such agreements and covenants.

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        IN WITNESS WHEREOF, each of the Company and the Holder has caused this Note to be signed in its name as of the date first above written.

EXCELERATE TECHNOLOGIES HOLDINGS, LLC
By:	Name: Title:

Accepted and agreed to:

AUGUST TECHNOLOGY CORPORATION

By:	Name: Title:
Duly authorized hereunto
Address:

Exhibit A

INVESTMENT TERMS

Rights, Preferences and Privileges of Series A Preferred Shares:

        Dividends.    The Series A Preferred Shares will accrue an 8% dividend annually, payable upon liquidation or redemption, and shall also receive all distributions made to holders of Common Shares (on an as-if-converted basis). Distributions will not be made on the Common Shares at any time before payment in full of the liquidation preference and all accrued and unpaid dividends on the Series A Preferred Shares.

        Optional Conversion.    Each Series A Preferred Share may be converted at any time, at the holder's option, into Common Shares based on a rate (the "Series A Conversion Rate") equal to the Delayed Conversion Price divided by the conversion price, which shall initially be the Delayed Conversion Price (the "Series A Conversion Price"). The Series A Conversion Price shall be subjected to certain anti-dilution adjustments.

        Automatic Conversion.    The Series A Preferred Shares will automatically convert into Common Shares, at the Series A Conversion Price, in the event of: 1) an underwritten public offering of shares of the Company or a successor to the Company with an aggregate value of not less than $20 million (before deduction of underwriter's commissions and expenses) and a minimum offering price of five times the original purchase price per share for the Series A Preferred Shares (a "Qualified IPO") or 2) in the event that the holders of more than 80% of the outstanding Series A Preferred Shares consent to such conversion.

        Liquidation Preference.    The Series A Preferred Shares shall rank senior to all other equity securities of the Company as to liquidation, distributions, redemptions and any other payment with respect to equity securities. In addition, each Series A Preferred Share shall have a liquidation preference equal to one times the Delayed Conversion Price of the Series A Preferred Shares plus all accrued dividends (the "Liquidation Preference").

        A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving entity shall be deemed to be a liquidation.

        Weighted Average Anti-Dilution Protection.    In the event the Company issues any additional Common Shares, convertible securities or warrants, or grants any shares in excelerate technologies Incentive Plan, LLC (the "Incentive Plan") (or shares or options in any successor) or issues any other Common Share equivalents at a purchase price less than the Series A Conversion Price (the "Down Round Price"), then the Series A Conversion Price of all of the Series A Preferred Shares will be adjusted based upon a weighted average anti-dilution formula in the form of Annex A hereto. The antidilution adjustments will not be triggered by (i) shares or warrants issued to banks, equipment lessors and similar entities in connection with commercial credit arrangements or equipment financings that have a principal purpose other than equity financing, (ii) shares or warrants issued pursuant to a joint venture, technology licensing, distribution or other similar transaction that is primarily for a purpose other than raising capital, and (iii) shares issued in connection with an acquisition of another business or company, provided, however, that the total number of shares issued that are subject to the foregoing exceptions in clauses (i), (ii) and (iii) shall not exceed 2,000,000 in the aggregate.

        The Series A Conversion Price will also be subject to proportional adjustment for splits, distributions of shares, recapitalizations and the like.

        Voting Rights.    The Series A Preferred Shares will vote together with the Common Shares and not as a separate class except as specifically provided herein or as otherwise required by law. Each Series A Preferred Share shall have a number of votes equal to the number of Common Shares then issuable upon conversion of such Series A Preferred Share.

        Optional Redemption.    During the six months preceding the fifth anniversary of the closing, the holders of 70% of the outstanding Series A Preferred Shares, by written notice to the Company, shall be entitled to cause the Company to redeem all of the outstanding Series A Preferred Shares at a redemption price equal to the fair market value of the Series A Preferred Shares as determined by appraisal.

        Mandatory Redemption.    The Series A Preferred Shares shall be redeemable five years after closing at a mandatory redemption price equal to the Liquidation Preference. In addition, the Company will be required to redeem all of the Series A Preferred Shares upon: 1) a Change of Control, initial public offering or a sale of significant assets; or 2) the Company's failure to observe any Protective Provision. In the event any of the preceding occurs, holders of Series A Preferred Shares may require the Company to redeem for cash (or shares in the acquiror in the event of a non-cash merger or acquisition) any or all of the Series A Preferred Shares held by such holder at price equal to the per share Liquidation Preference at the date of redemption. Change of Control shall mean the acquisition by any person or group of persons, directly or indirectly and in one transaction or a series of transactions (whether pursuant to share acquisition or exchange, merger, reorganization, recapitalization or similar transaction), of 51% or more of the voting securities of the Company determined on a fully diluted basis.

        Protective Provisions.    The consent of the holders of more than 70% of the outstanding Series A Preferred Shares will be required for any action which: 1) materially or adversely alters or changes the rights, preferences or privileges of the Series A Preferred Shares; 2) increases the authorized number of shares of Common or Preferred Shares; 3) creates (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares; 4) results in any merger, other reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold; 5) authorizes the payment of any dividend; or 6) repurchases any Series A Preferred Shares (provided that any repurchase required by the terms of the Series A Preferred Shares shall not require such approval) or Common Shares or other junior securities (other than repurchase of shares in the Incentive Plan or any shares of any successor issued pursuant to an employee plan approved by the Board, or exercise of any rights of first refusal in favor of the Company or its assignees).

Information and Inspection Rights:

        The holders of Series A Preferred Shares shall be entitled to monthly and quarterly unaudited, and annual audited and unaudited, financial statements as well as inspection rights. The Company will provide these reports on a timely basis but under no circumstances later than 45 calendar days following the close of the period (except that the Company may deliver the annual audited financial statements within 120 days following the close of the fiscal year).

Registration Rights:

        If the Qualifying Preferred Share Financing occurs, the holders of Series A Preferred Shares shall have rights at the Company's expense to: 1) beginning 6 months after the Company's IPO, two long-form demand registrations; 2) five short-form registrations; and 3) unlimited piggyback registrations, subject to customary underwriters' cutbacks and lock-up provisions.

        If the Delayed Conversion occurs pursuant to Section 3.2 of the Bridge Note, the holders of Series A Preferred Shares shall have the same piggyback registration rights as are set forth in Section 16 of the Series A Preferred Shares Purchase Warrant issued by the Company in conjunction with the Bridge Note.

Rights of First Refusal:

        The holders of Series A Preferred Shares and Baljit Singh shall have the right, in the event the Company proposes to offer equity securities to any person (other than securities issued pursuant to employee benefit plans or pursuant to acquisitions) to purchase their pro rata portion of such shares.

        The Company will have a right of first refusal with respect to all transfers of shares in the Company by shareholders other than transfers subject to the Incentive Plan's or any successor's employee plan. Any shares not purchased by the Company will be offered on the same terms to the holders of the Common Shares assuming all Series A Preferred Shares have been converted into Common Shares.

Co-Sale Agreement:

        All shareholders shall enter into a standard co-sale agreement.

Annex A

        Except for issuances of shares or other equity purchase right specifically permitted by the terms of Exhibit A, if and whenever this Corporation shall issue or sell any Common Shares for a consideration per share less than the Series A Conversion Price then in effect (other than dividends payable in Common Shares), or shall issue any options, warrants or other rights for the purchase of such shares (collectively, "Convertible Securities") at a consideration per share of less than the Series A Conversion Price then in effect, then the Series A Conversion Price in effect immediately prior to such issuance or sale shall be adjusted and shall be equal to (i) the Series A Conversion Price then in effect, multiplied by (ii) a fraction, the numerator of which shall be an amount equal to the sum of (a) the number of Common Shares and Convertible Securities outstanding immediately prior to such issuance or sale multiplied by the Series A Conversion Price then in effect, and (b) the total consideration payable to this Corporation upon such issuance or sale of such shares and such purchase rights and upon the exercise of such purchase rights, and the denominator of which shall be the amount determined by multiplying (aa) the number of Common Shares and Convertible Securities outstanding immediately after such issuance or sale plus the number of the Common Shares issuable upon the exercise of any purchase rights thus issued, by (bb) the Series A Conversion Price then in effect. If any options or purchase rights that are taken into account in any such adjustment of the Series A Conversion Price subsequently expire without exercise, the Series A Conversion Price shall be recomputed by deleting such options or purchase rights. If the Series A Conversion Price is adjusted as the result of the issuance of any options, warrants or other purchase rights, no further adjustment of the Series A Conversion Price shall be made at the time of the exercise of such options, warrants or other purchase rights.

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

DATE:	October 29, 2002
PARTIES:	Excelerate Technologies Holdings, LLC	("Excelerate")
	August Technology Corporation	("August Technology")

RECITALS:

A.
August Technology is the holder of a Convertible Promissory Note issued by Excelerate dated May 6, 2002, in the principal amount of $500,000 (the "Note").

B.
August Technology and Excelerate wish to amend the Note to extend the maturity date of the Note and modify the prepayment provisions of the Note.

NOW, THEREFORE, RESOLVED, that in consideration of the premises and other good and valuable consideration, August Technology and Excelerate agree as follows:

        1.    Maturity Date.

  Section 1.3 of the Note shall be amended and restated in its entirety to read as follows:

  1.3
  "Maturity Date" shall mean May 5, 2003, which is the date which is twelve months after the date of this Note.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to the Convertible Promissory Note as of the day and year first above written.

Excelerate Technologies Holdings, LLC		August Technology Corporation
By:	Name: Baljit Singh Title: President & Chief Executive Officer	By:	Name: John M. Vasuta Title: Vice President, Intellectual Property and General Counsel

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  Exhibit 10.14
  Exhibit A
  Annex A
AMENDMENT TO CONVERTIBLE PROMISSORY NOTE